Exhibit 2.1

DESCRIPTION OF REGISTERED SECURITIES

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, Integra Resources Corp. (the "Company", "we", "us" or "our") has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company's common shares (the "Common Shares").

Description of Common Shares

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles (the "Articles"), as amended, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

We are authorized to issue an unlimited number of Common Shares and an unlimited number of special shares (the "Special Shares"), each without par value. The Special Shares may from time to time be issued in one or more series and the directors may fix from time to time before such issue the number of shares that is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Special Shares including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption, purchase and/or conversion prices and terms and conditions of redemption, purchase and/or conversion, and any sinking fund or other provisions.  As of the date of this Annual Report there are no Special Shares issued and outstanding.

Basic Rights of our Common Shares

Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Company, except meetings at which only holders of other classes or series of shares entitled to attend, and at all such meetings shall be entitled to one vote in respect of each Common Share held by such holders.  The holders of Common Shares shall be entitled to receive dividends if and when declared by the Board, and in the event of any liquidation, dissolution or winding-up of the Company or other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of Common Shares shall be entitled, subject to the rights of holders of shares of any class ranking prior to the Common Shares, to receive the remaining property or assets of the Company. As of the date of this Annual Report there are 88,458,702 Common Shares issued and outstanding.

Pre-emptive Rights

The Common Shares do not have pre-emptive rights to purchase additional Common Shares.

Transferability of Common Shares

Our Articles do not impose restrictions on the transfer of Common Shares by a shareholder provided we remain a public company.

Change of Control restrictions for our Common Shares

There are no provisions in our Articles that would have the effect of preventing a change in control of the Company.

Action(s) to change Rights attaching to our Common Shares

Provisions as to the modification, amendment or variation of shareholder rights or provisions are contained in the Business Corporations Act (British Columbia) and the Articles.

Ownership disclosure threshold for our Common Shares

Under Canadian securities laws, shareholder ownership must be disclosed by any shareholder who owns more than 10% of the Company's outstanding shares.